101 JFK Parkway ● Short Hills, NJ 07078
news release
Contact: Domenick Cama ISBC
(973) 924-5105
dcama@isbnj.com

Investors Bancorp, Inc. Announces Fourth Quarter and Year-End Financial Results

Short Hills, N.J. – (PR NEWSWIRE) – July 26, 2007 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Savings Bank (“Bank”), reported today the results of its operations for the three months and year ended June 30, 2007.

Financial Highlights

•
Net income was $2.9 million for the three months ended June 30, 2007 compared to net income of $6.3 million for the three months ended June 30, 2006. Net income for the year ended June 30, 2007 was $22.3 million compared to net income of $15.0 million for the year ended June 30, 2006.

•
Basic and diluted earnings were $0.03 per share for the three months ended June 30, 2007, compared to basic and diluted earnings of $0.06 per share for the three months ended June 30, 2006. Basic and diluted earnings were $0.20 per share for the year ended June 30, 2007. Earnings per share are not applicable for the year ended June 30, 2006 as the Company completed its initial public offering on October 11, 2005.

•	Net loans increased by $628.8 million, or 21.2%, to $3.59 billion at June 30, 2007 from $2.96 billion at June 30, 2006.

•	Our securities portfolio decreased $522.3 million, or 22.8%, to $1.77 billion at June 30, 2007 from $2.29 billion at June 30, 2006.

•	Deposits increased $362.9 million, or 11.0%, from $3.30 billion at June 30, 2006 to $3.66 billion at June 30, 2007.

•	Borrowings decreased by $207.0 million, or 16.6%, to $1.04 billion at June 30, 2007 from $1.25 billion at June 30, 2006.

•
We repurchased 6.5 million shares of our common stock at an average cost of $14.94 per share since announcing our first share repurchase program on September 25, 2006, including 1.6 million shares during the three months ended June 30, 2007.

Commenting on the quarter and year end results, Robert M. Cashill, the Company’s President and CEO said, “While recently there has been a slight improvement in the slope of the yield curve, the interest rate environment remains a difficult one for most financial institutions, including ours.”

“Our interest bearing deposits continue to re-price at a faster pace than our interest earning assets which negatively impacts net interest income.” He went on to say, “Any improvement in longer term interest rates will take some time to benefit our asset yields and improve our net interest income.”

Mr. Cashill also discussed the status of the Company’s balance sheet transformation. “We are pleased with our continued efforts to reduce the wholesale portions of our balance sheet and increase our loans and deposits outstanding. This shift from wholesale to retail will help to improve earnings when the interest rate environment improves.”

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $6.3 million, or 9.8%, to $71.4 million for the three months ended June 30, 2007 from $65.0 million for the three months ended June 30, 2006. This increase is primarily due to a 37 basis point increase in the weighted average yield on interest-earning assets to 5.36% for the three months ended June 30, 2007 compared to 4.99% for the three months ended June 30, 2006. There was also a $113.5 million, or 2.2%, increase in the average balance of interest-earning assets to $5.32 billion for the three months ended June 30, 2007 from $5.21 billion for the three months ended June 30, 2006.

Interest income on loans increased by $11.9 million, or 32.1%, to $49.0 million for the three months ended June 30, 2007 from $37.1 million for the three months ended June 30, 2006, reflecting a $684.9 million, or 24.6%, increase in the average balance of net loans to $3.46 billion for the three months ended June 30, 2007 from $2.78 billion for the three months ended June 30, 2006. In addition, the average yield on loans increased to 5.65% for the three months ended June 30, 2007 from 5.33% for the three months ended June 30, 2006.

Interest income on all other interest-earning assets, excluding loans, decreased by $5.5 million, or 19.8%, to $22.4 million for the three months ended June 30, 2007 from $28.0 million for the three months ended June 30, 2006. This decrease reflected a $571.4 million decrease in the average balance of securities and other interest-earning assets, partially offset by a 22 basis point increase in the average yield on securities and other interest-earning assets to 4.83% for the three months ended June 30, 2007 from 4.61% for the three months ended June 30, 2006.

Total interest and dividend income increased by $33.6 million, or 13.7%, to $279.7 million for the year ended June 30, 2007 from $246.1 million for the year ended June 30, 2006. This increase was primarily due to a 42 basis point increase in the weighted average yield on interest-earning assets to 5.23% for the year ended June 30, 2007 compared to 4.81% for the year ended June 30, 2006. In addition, the average balance of interest-earning assets increased $229.4 million, or 4.5%, to $5.35 billion for the year ended June 30, 2007 from $5.12 billion for the year ended June 30, 2006.

Interest income on loans increased by $54.2 million, or 42.8%, to $180.9 million for the year ended June 30, 2007 from $126.6 million for the year ended June 30, 2006, reflecting an $841.7 million, or 34.7%, increase in the average balance of net loans to $3.27 billion for the year ended June 30, 2007 from $2.43 billion for the year ended June 30, 2006. In addition, the average yield on loans increased to 5.53% for the year ended June 30, 2007 from 5.22% for the year ended June 30, 2006.

Interest income on all other interest-earning assets, excluding loans, decreased by $20.6 million, or 17.3%, to $98.8 million for the year ended June 30, 2007 from $119.5 million for the year ended June 30, 2006. This decrease reflected a $612.3 million decrease in the average balance of securities and other interest-earning assets, partially offset by a 31 basis point increase in the average yield on securities and other interest-earning assets to 4.75% for the year ended June 30, 2007 from 4.44% for the year ended June 30, 2006.

Interest Expense

Total interest expense increased by $9.8 million, or 24.1%, to $50.2 million for the three months ended June 30, 2007 from $40.4 million for the three months ended June 30, 2006. This increase was primarily due to a 71 basis point increase in the weighted average cost of total interest-bearing liabilities to 4.40% for the three months ended June 30, 2007 compared to 3.69% for the three months ended June 30, 2006. In addition, the average balance of total interest-bearing liabilities increased $173.5 million, or 4.0%, to $4.56 billion for the three months ended June 30, 2007 from $4.39 billion for the three months ended June 30, 2006. Consistent with our strategic plan of reducing our reliance on wholesale funding, the average balance of wholesale borrowings decreased by $148.9 million for the three months ended June 30, 2007 compared to the average balance for the three months ended June 30, 2006.

Interest expense on interest-bearing deposits increased $10.3 million, or 37.6% to $37.8 million for the three months ended June 30, 2007 from $27.5 million for the three months ended June 30, 2006. This increase was due to a $322.3 million increase in the average balance of interest-bearing deposits and an 86 basis point increase in the average cost of interest-bearing deposits.

Interest expense on borrowed funds decreased by $589,000, or 4.5%, to $12.4 million for the three months ended June 30, 2007 from $13.0 million for the three months ended June 30, 2006. This decrease was primarily caused by a $148.9 million or 13.1% decrease in the average balance of borrowed funds to $989.3 million for the three months ended June 30, 2007 from $1.14 billion for the three months ended June 30, 2006, partially offset by a 45 basis point increase in the average cost of borrowed funds to 5.01% for the three months ended June 30, 2007 from 4.56% for the three months ended June 30, 2006.

Total interest expense increased by $51.6 million, or 36.4%, to $193.4 million for the year ended June 30, 2007 from $141.8 million for the year ended June 30, 2006. This increase was primarily due to a 107 basis point increase in the weighted average cost of total interest-bearing liabilities to 4.26% for the year ended June 30, 2007 compared to 3.19% for the year ended June 30, 2006. In addition, the average balance of total interest-bearing liabilities increased $101.4 million, or 2.28%, to $4.54 billion for the year ended June 30, 2007 from $4.44 billion for the year ended June 30, 2006.

Interest expense on interest-bearing deposits increased $41.7 million, or 43.2% to $138.3 million for the year ended June 30, 2007 from $96.6 million for the year ended June 30, 2006. This increase was due to a $95.4 million increase in the average balance of interest-bearing deposits and a 114 basis point increase in the average cost of interest-bearing deposits.

Interest expense on borrowed funds increased by $9.9 million, or 21.9%, to $55.1 million for the year ended June 30, 2007 from $45.2 million for the year ended June 30, 2006. This increase was primarily due to an 86 basis point increase in the average cost of borrowed funds to 4.91% for the year ended June 30, 2007 from 4.05% for the year ended June 30, 2006. In addition, the average balance of borrowed funds increased by $6.0 million or 0.5%, to $1.12 billion for the year ended June 30, 2007.

Net Interest Income

Net interest income decreased by $3.4 million, or 13.8%, to $21.2 million for the three months ended June 30, 2007 from $24.6 million for the three months ended June 30, 2006. This decrease was caused primarily by our cost of interest-bearing liabilities increasing 71 basis points to 4.40% for the three months ended June 30, 2007 from 3.69% for the three months ended June 30, 2006. In addition, the average balance of interest-bearing liabilities increased $173.5 million, or 4.0%, to $4.56 billion for the three months ended June 30, 2007 from $4.39 billion for the three months ended June 30, 2006. This was partially offset by a 37 basis point improvement in our yield on interest-earning assets to 5.36% for the three months ended June 30, 2007 from 4.99% for the three months ended June 30, 2006. Our net interest margin decreased by 30 basis points from 1.89% for the three months ended June 30, 2006 to 1.59% for the three months ended June 30, 2007.

Net interest income decreased by $18.0 million, or 17.2%, to $86.3 million for the year ended June 30, 2007 from $104.3 million for the year ended June 30, 2006. The decrease was caused primarily by a 107 basis point increase in our cost of interest-bearing liabilities to 4.26% for the year ended June 30, 2007 from 3.19% for the year ended June 30, 2006 and an increase in the average balance of interest-bearing liabilities of $101.4 million, or 2.3%, to $4.54 billion for the year ended June 30, 2007 from $4.44 billion for the year ended June 30, 2006. This was partially offset by a 42 basis point improvement in our yield on interest-earning assets to 5.23% for the year ended June 30, 2007 from 4.81% for the year ended June 30, 2006. Our net interest margin also decreased by 43 basis points from 2.04% for the year ended June 30, 2006 to 1.61% for the year ended June 30, 2007.

Provision for Loan Losses

Our provision for loan losses was $200,000 for each of the three month periods ended June 30, 2007 and June 30, 2006, respectively. There were net charge-offs of $9,000 for the three months ended June 30, 2007 compared to net charge-offs of $48,000 for the three months ended June 30, 2006.

Our provision for loan losses was $725,000 for the year ended June 30, 2007 compared to $600,000 for the year ended June 30, 2006. There were net charge-offs of $148,000 for the year ended June 30, 2007 compared to net recoveries of $46,000 for the year ended June 30, 2006.

The allowance for loan losses increased by $577,000 to $6.9 million at June 30, 2007 from $6.3 million at June 30, 2006. The allowance for loan losses reflects the inherent credit risk in our loan portfolio, the growth in our portfolio, the level of our non-performing loans and our charge-off experience.

Total non-performing loans, defined as non-accruing loans, increased by $1.8 million to $5.1 million at June 30, 2007 from $3.3 million at June 30, 2006. The ratio of non-performing loans to total loans was 0.14% at June 30, 2007 compared with 0.11% at June 30, 2006. The allowance for loan losses as a percentage of non-performing loans was 134.34% at June 30, 2007 compared with 192.18% at June 30, 2006. At June 30, 2007 and 2006 our allowance for loan losses as a percentage of total loans was 0.19% and 0.22%, respectively. Future increases in the allowance for loan losses may be necessary based on the growth and composition of our loan portfolio.

Non-Interest Income

Total non-interest income increased by $146,000 to $1.8 million for the three months ended June 30, 2007 from $1.6 million for the three months ended June 30, 2006. This increase was primarily due to a $98,000 increase on the gain on sale of loans.

Total non-interest income decreased by $2.7 million to $2.8 million for the year ended June 30, 2007 from $5.6 million for the year ended June 30, 2006. This decrease was largely the result of the $3.7 million loss on the sale of securities during the year ended June 30, 2007 compared to a $5,000 net gain on the sales of securities in the year ended June 30, 2006. This was partially offset by an $877,000 increase in the income associated with our bank owned life insurance contract.

Non-Interest Expenses

Total non-interest expenses increased by $2.3 million, or 13.8%, to $19.1 million for the three months ended June 30, 2007 from $16.8 million for the three months ended June 30, 2006. This was primarily due to an increase in compensation and fringe benefits of $2.4 million, or 22.4%, to $13.0 million for the three months ended June 30, 2007. The increase in compensation and fringe benefits is primarily attributed to the granting of stock based awards under the 2006 Equity Incentive Plan, as approved by the shareholders at the annual meeting of shareholders in October 2006. This resulted in $2.3 million in equity incentive plan expense being recorded during the three months ended June 30, 2007.

Total non-interest expenses decreased by $13.3 million, or 15.3%, to $73.6 million for the year ended June 30, 2007 from $86.8 million for the year ended June 30, 2006. The decrease is primarily attributed to the $20.7 million contribution of cash and Company stock made to the Investors Savings Bank Charitable Foundation in the year ended June 30, 2006 as part of our initial public stock offering. This was partially offset by compensation and fringe benefits increasing by $6.7 million, or 16.0%, to $48.7 million for the year ended June 30, 2007. Expenses for the year ended June 30, 2007 included $5.7 million attributed to stock based awards granted in accordance with the shareholder-approved 2006 Equity Incentive Plan. In addition, the increase reflects staff additions in our commercial real estate and retail banking areas, as well as normal merit increases and increases in employee benefit costs.

Income Taxes

Income tax expense was $729,000 for the three months ended June 30, 2007, as compared to $2.9 million for the three months ended June 30, 2006. Our effective tax expense rates were 20.1% and 31.8% for the three months ended June 30, 2007 and 2006, respectively.

Income tax benefit was $7.4 million for the year ended June 30, 2007, as compared to income tax expense of $7.4 million for the year ended June 30, 2006. The tax benefit is largely attributable to an $8.7 million reduction in the deferred tax asset valuation allowance. This reduction is primarily the result of the reversal of a substantial portion of the previously-established deferred tax asset valuation allowance, as management determined that it is more likely than not that the deferred tax asset will be recognized.

Balance Sheet Summary

Total assets increased by $103.8 million, or 1.9%, to $5.60 billion at June 30, 2007 from $5.50 billion at June 30, 2006. This increase was largely the result of the growth in our loan portfolio partially offset by the decrease in our securities portfolio. The cash flow from our securities portfolio is being used to fund our loan growth, consistent with our strategic plan.

Securities, in the aggregate, decreased by $522.3 million, or 22.8%, to $1.77 billion at June 30, 2007, from $2.29 billion at June 30, 2006. During the quarter ended December 31, 2006 the Company sold approximately $187.7 million in securities yielding 3.90%, representing 9% of the mortgage-backed securities portfolio, at a pretax loss of $3.7 million. The proceeds from the sale of these securities were used to reduce wholesale borrowings costing 5.35%. Additionally, the cash flows from our securities portfolio are being used to fund our loan growth. This is consistent with our strategic plan to change our mix of assets by reducing the size of our securities portfolio and increasing the size of our loan portfolio.

Net loans, including loans held for sale, increased by $631.2 million, or 21.3%, to $3.59 billion at June 30, 2007 from $2.96 billion at June 30, 2006. The majority of our loan growth was in residential mortgage loans. Total residential loan production for the year ended June 30, 2007 was $812.7 million. We originate residential mortgage loans directly and through our mortgage subsidiary, ISB Mortgage Co. During the year ended June 30, 2007 we originated $154.5 million in residential mortgage loans. In addition, we purchase mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the year ended June 30, 2007 we purchased loans totaling $447.2 million from these entities. We also purchase pools of mortgage loans in the secondary market on a “bulk purchase” basis from several well-established financial institutions. During the year ended June 30, 2007, we purchased loans totaling $211.0 million on a “bulk purchase” basis.

Additionally, for the year ended June 30, 2007, we originated $37.5 million in multi-family and commercial real estate loans and $116.2 million in construction loans. This is consistent with our strategy of originating multi-family, commercial real estate and construction loans to diversify our loan portfolio.

Deposits increased by $362.9 million, or 11.0%, to $3.66 billion at June 30, 2007 from $3.30 billion at June 30, 2006. The increase is primarily due to an increase in interest-bearing checking, savings and time deposits of $28.7 million, $94.6 million and $259.0 million, respectively, partially offset by a decrease in money market accounts of $29.9 million. We attribute the increase in deposits to new products being offered, increased sales efforts from our branch staff and higher rates on our CD’s in response to market interest rates, consumer demands and competition.

Borrowed funds decreased $207.0 million, or 16.6%, to $1.04 billion at June 30, 2007 from $1.25 billion at June 30, 2006. This decrease was primarily a result of the proceeds from the sale of securities being used to reduce wholesale borrowings and the increase in our deposits.

Stockholders’ equity decreased $56.8 million to $843.4 million at June 30, 2007 from $900.2 million at June 30, 2006. A number of significant transactions impacted our stockholders’ equity: the repurchase of our common stock at a cost totaling $96.7 million; a $5.6 million increase in retained earnings due to the adoption of a new accounting principle related to bank owned life insurance; a decrease of $4.2 million in accumulated other comprehensive loss; and net income of $22.3 million for the year ended June 30, 2007.

During the year ended June 30, 2007, the Company announced two share repurchase programs. The first share repurchase program authorized the repurchase of up to 10% of the Company’s publicly-held outstanding shares of common stock, or approximately 5.3 million shares and commenced on October 12, 2006. The second share repurchase program authorized the repurchase of an additional 10% of the Company’s outstanding common stock, or approximately 4.8 million shares and commenced immediately upon completion of the first program in May 2007. During the year ended June 30, 2007, the Company repurchased 6.5 million shares of its common stock at an average cost of $14.94 per share. Under the current share repurchase program, approximately 3.6 million shares remain available for repurchase.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and forty-six branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset and Union Counties, New Jersey.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” ”believe,” ”expect,” ”estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
June 30, 2007 (Unaudited) and June 30, 2006

	June 30, 2007	June 30, 2006
	(In thousands)
Assets
Cash and cash equivalents	$24,810	39,824
Securities available-for-sale, at estimated fair value	251,970	528,876
Securities held-to-maturity, net (estimated fair value of $1,467,385 and $1,695,975 at June 30, 2007 and June 30, 2006, respectively)	1,517,664	1,763,032
Loans receivable, net	3,589,373	2,960,583
Loans held-for-sale	3,410	974
Stock in the Federal Home Loan Bank	33,887	46,125
Accrued interest receivable	24,300	21,053
Office properties and equipment, net	27,155	27,911
Net deferred tax asset	39,399	28,176
Bank owned life insurance contract	88,018	78,903
Other assets	1,102	1,789
Total assets	$5,601,088	5,497,246
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$3,664,966	3,302,043
Borrowed funds	1,038,710	1,245,740
Advance payments by borrowers for taxes and insurance	17,671	15,337
Other liabilities	36,376	33,939
Total liabilities	4,757,723	4,597,059
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 116,275,688 issued; 111,468,952 and 116,275,688 outstanding at June 30, 2007 and June 30, 2006, respectively.	532	532
Additional paid-in capital	506,016	524,962
Unallocated common stock held by the employee stock ownership plan	(38,996)	(40,414)
Treasury stock, at cost; 4,806,736 shares at June 30, 2007	(70,973)	—
Retained earnings	453,751	426,233
Accumulated other comprehensive loss:
Net unrealized loss on securities available for sale, net of tax	(3,739)	(10,758)
Minimum pension liability, net of tax	(3,226)	(368)
	(6,965)	(11,126)
Total stockholders' equity	843,365	900,187
Total liabilities and stockholders' equity	$5,601,088	5,497,246

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended June 30,		For the Years Ended June 30,
	2007	2006	2007	2006
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$48,953	37,059	180,859	126,613
Securities:
Government-sponsored enterprise obligations	1,338	1,338	5,355	6,843
Mortgage-backed securities	17,540	23,015	78,528	97,557
Equity securities available-for-sale	13	455	1,383	1,825
Municipal bonds and other debt	2,739	2,285	9,967	6,805
Interest-bearing deposits	147	188	692	2,863
Repurchase agreements	—	—	—	613
Federal Home Loan Bank stock	657	702	2,905	2,949
Total interest and dividend income	71,387	65,042	279,689	246,068
Interest expense:
Deposits	37,804	27,464	138,271	96,578
Secured borrowings	12,383	12,972	55,127	45,218
Total interest expense	50,187	40,436	193,398	141,796
Net interest income	21,200	24,606	86,291	104,272
Provision for loan losses	200	200	725	600
Net interest income after provision for loan losses	21,000	24,406	85,566	103,672
Non-interest income:
Fees and service charges	639	638	2,600	2,524
Income on bank owned life insurance contract	922	898	3,551	2,674
Gain on sales of mortgage loans, net	155	57	244	289
Gain (loss) on securities transactions, net	—	5	(3,666)	5
Other income	49	21	114	88
Total non-interest income	1,765	1,619	2,843	5,580
Non-interest expenses:
Compensation and fringe benefits	13,026	10,640	48,689	41,963
Advertising and promotional expense	750	750	3,275	2,502
Office occupancy and equipment expense	2,562	2,509	9,969	10,306
Federal insurance premiums	111	111	437	470
Stationery, printing, supplies and telephone	407	429	1,579	1,756
Legal, audit, accounting, and supervisory examination fees	391	563	1,927	1,746
Data processing service fees	1,017	907	3,929	3,633
Contribution to charitable foundation	—	—	—	20,651
Other operating expenses	871	903	3,768	3,803
Total non-interest expenses	19,135	16,812	73,573	86,830
Income before income tax expense (benefit)	3,630	9,213	14,836	22,422
Income tax expense (benefit)	729	2,933	(7,430)	7,408
Net income	$2,901	6,280	22,266	15,014
Earnings per share - basic and diluted	$0.03	$0.06	$0.20	n/a

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	June 30, 2007			June 30, 2006
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Due from banks	$17,167	$147	3.43%	$20,429	$188	3.68%
Securities available-for-sale	269,299	3,062	4.55%	564,203	6,020	4.27%
Securities held-to-maturity	1,540,740	18,568	4.82%	1,797,084	21,073	4.69%
Net loans	3,464,286	48,953	5.65%	2,779,381	37,059	5.33%
Stock in FHLB	31,700	657	8.29%	48,620	702	5.78%
Total interest-earning assets	5,323,192	71,387	5.36%	5,209,717	65,042	4.99%
Non-interest earning assets	174,930			135,492
Total assets	$5,498,122			$5,345,209
Interest-bearing Liabilities:
Savings	$305,544	1,673	2.19%	$232,348	485	0.83%
Interest-bearing checking	316,850	1,967	2.48%	318,926	1,821	2.28%
Money market accounts	171,829	938	2.18%	210,635	726	1.38%
Certificates of deposit	2,775,890	33,226	4.79%	2,485,857	24,432	3.93%
Borrowed funds	989,334	12,383	5.01%	1,138,215	12,972	4.56%
Total interest-bearing liabilities	4,559,447	50,187	4.40%	4,385,981	40,436	3.69%
Non-interest bearing liabilities	89,373			69,630
Total liabilities	4,648,820			4,455,611
Stockholders' equity	849,302			889,598
Total liabilities and stockholders' equity	$5,498,122			$5,345,209
Net interest income		$21,200			$24,606
Net interest rate spread			0.96%			1.30%
Net interest earning assets	$763,745			$823,736
Net interest margin			1.59%			1.89%
Ratio of interest-earning assets to total interest-bearing liabilities	1.17	X		1.19	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For the Years Ended June 30,
	2006			2006
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Due from banks	$19,555	$692	3.54%	$82,677	$2,863	3.46%
Repurchase agreements	0	0	0.00%	16,387	613	3.74%
Securities available-for-sale	398,329	17,602	4.42%	609,265	25,828	4.24%
Securities held-to-maturity	1,623,083	77,631	4.78%	1,930,206	87,202	4.52%
Net loans	3,269,196	180,859	5.53%	2,427,506	126,613	5.22%
Stock in FHLB	40,106	2,905	7.24%	54,834	2,949	5.38%
Total interest-earning assets	5,350,269	279,689	5.23%	5,120,875	246,068	4.81%
Non-interest earning assets	163,024			135,799
Total assets	$5,513,293			$5,256,674
Interest-bearing Liabilities:
Savings	$261,992	4,412	1.68%	$330,840	2,820	0.85%
Interest-bearing checking	305,791	7,419	2.43%	306,079	6,027	1.97%
Money market accounts	185,849	3,596	1.93%	255,154	3,423	1.34%
Certificates of deposit	2,668,963	122,844	4.60%	2,435,089	84,308	3.46%
Borrowed funds	1,121,697	55,127	4.91%	1,115,723	45,218	4.05%
Total interest-bearing liabilities	4,544,292	193,398	4.26%	4,442,885	141,796	3.19%
Non-interest bearing liabilities	84,837			62,867
Total liabilities	4,629,129			4,505,752
Stockholders' equity	884,164			750,922
Total liabilities and stockholders' equity	$5,513,293			$5,256,674
Net interest income		$86,291			$104,272
Net interest rate spread			0.97%			1.62%
Net interest earning assets	$805,977			$677,990
Net interest margin			1.61%			2.04%
Ratio of interest-earning assets to total interest-bearing liabilities	1.18	X		1.15	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended June 30,
	2007	2006
Return on average assets	0.21%	0.47%
Return on average equity	1.37%	2.82%
Interest rate spread	0.96%	1.30%
Net interest margin	1.59%	1.89%
Efficiency ratio	83.32%	64.11%
Non-interest expense to average total assets	1.39%	1.26%
Average interest-earning assets to average
interest-bearing liabilities	1.17	1.19

	For the Year Ended June 30,
	2007	2006
Return on average assets	0.40%	0.29%
Return on average equity	2.52%	2.00%
Interest rate spread	0.97%	1.62%
Net interest margin	1.61%	2.04%
Efficiency ratio	82.54%	79.04%
Non-interest expense to average total assets	1.33%	1.65%
Average interest-earning assets to average
interest-bearing liabilities	1.18	1.15

INVESTORS BANCORP, INC. AND SUBSIDIARY
SelectedFinancial Ratios and Other Data

	At June 30,
	2007	2006
Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.09%	0.06%
Non-performing loans as a percent of total loans	0.14%	0.11%
Allowance for loan losses as a percent of total loans	0.19%	0.22%
Allowance for loan losses as a percent of non-performing loans	134.33%	192.18%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	25.00%	26.48%
Tier 1 risk-based capital (to risk weighted assets) (1)	24.75%	26.23%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	12.50%	12.25%
Equity to total assets (period end)	15.06%	16.38%
Average equity to average assets	16.04%	14.29%
Tangible capital (to tangible assets)	15.06%	16.36%
Book value per common share	$7.84	$8.02

Other Data:
Number of full service offices	46	46
Full time equivalent employees	475	473

(1)	Ratios are for Investors Savings Bank and do not include capital retained at the holding company level.